Exhibit 99.1

Date:	August 4, 2005
Contact:	Christopher M. Jakubik, Vice President, Corporate Investor Relations, (617) 421-7968
Eric A. Kraus, Vice President, Corporate Communications, (617) 421-7194
GILLETTE REPORTS RECORD SECOND-QUARTER AND
SIX-MONTH RESULTS
     BOSTON — The Gillette Company today reported record net sales, profit from operations, net income and diluted net income per share for the second quarter and first six months of 2005. This record performance was driven by strong consumer demand for new products, including M3Power Nitro, Venus Vibrance and TAG body spray, the strength of established brands, a favorable mix of more profitable premium brands, ongoing overhead cost savings and manufacturing productivity.
     Net sales for the second quarter rose 13 percent to $2.77 billion from $2.44 billion in the second quarter of 2004. The strong double-digit percentage sales increase came from solid share gains and robust category growth across Gillette’s core categories and in all regions, with notable growth in the developing markets of Latin America and Eastern Europe. In addition, strong growth was achieved in North America despite comparison with a strong second quarter last year, when M3Power was launched. Favorable foreign exchange contributed 3 percentage points to the net sales gain.
     Profit from operations for the quarter climbed 18 percent to $721 million from $610 million last year. The significant growth in profit reflected strong demand for premium brands across all major categories and continued overhead reductions. Profit growth was tempered somewhat by costs associated with the planned closure of a battery factory in the U.S. and expenses related to the proposed merger with The Procter & Gamble Company.

     Net income for the second quarter rose 17 percent to $498 million from the prior year’s $426 million, fueled by the strong operating results and a lower effective tax rate, down 1 percentage point from a year ago to 28 percent.
     Diluted net income per common share climbed to a second-quarter record of 49 cents, up 17 percent from 42 cents in the previous year.
     For the six months, net sales grew 15 percent to $5.38 billion, compared with $4.68 billion in 2004. Favorable foreign exchange, primarily in Europe, contributed 3 percentage points to the net sales advance.
     Profit from operations for the six months climbed 17 percent to $1.36 billion from $1.17 billion the year before. Net income for the six months was $946 million, 18 percent above the $802 million last year, or an increase of 19 percent to 94 cents from 79 cents in diluted net income per share.
     “These record results, our eighth consecutive quarter of record net sales, earnings and earnings per share, give us strong momentum going into our merger with Procter & Gamble, which was overwhelmingly approved last month by shareholders,” said James M. Kilts, chairman, president and chief executive officer. “We have achieved tremendous gains in manufacturing productivity and overhead savings, which have provided the resources for broad-based innovation. We also have growing strength in all core categories, reflecting our powerful marketing programs and great retail execution behind exciting new products like M3Power, Venus Vibrance and the Oral-B Pulsar toothbrush. And we have increased consumer trade-up to better-performing, more profitable brands in markets around the world.
     “Looking ahead, our combination with Procter & Gamble should enable us to realize long-term growth opportunities more quickly and create many new opportunities. We look forward to this very exciting new chapter in our history and to creating the best consumer products company in the world.”

Results by business segment follow.
•	Blades and Razors net sales for the second quarter rose 11 percent to $1.21 billion, and profit from operations of $488 million was up 16 percent, compared with a year ago. These results reflected strong consumer demand for better-performing, more profitable products in markets around the world. In the second quarter, Gillette’s value share of the global blade/razor market increased by more than 1 percentage point to 71.5 percent, with gains in razors, blades, systems and disposables. M3Power remained the top-selling razor in both North America and the world, with a 19 percent value share of the global razor market. The Venus women’s shaving franchise posted a double-digit percentage sales increase in North America, reflecting the introduction of Venus Vibrance, the first power wet shaving system for women, and the strong growth of the new Venus Disposable razor. Additionally, the Vector Plus entry-level system and Mach3 premium systems drove blade share increases in key developing markets, including gains of 3 or more percentage points in China, India, Korea and Turkey. The quarter’s significant profit improvement was due to the strong sales growth, spurred by investment-grade advertising, and an ongoing shift in mix to premium products in all regions. For the six months, net sales were up 12 percent to $2.39 billion, and profit from operations rose 14 percent to $957 million, compared with a year ago.
•	Duracell net sales of $539 million for the quarter climbed 18 percent, fueled by rising rates of alkaline battery consumption in key markets around the world, particularly North America. Category growth in the U.S. accelerated in June, due to the early start of the hurricane season and state-sponsored hurricane preparedness programs for consumers in Florida. Duracell maintained its leading value share in the U.S., as stepped-up advertising and strong marketing programs countered promotional activity for inferior-performing zinc batteries and continued deep discounting by competitive alkaline brands. Category growth remained robust outside the U.S., as the Europe, Asia and AMEE (Africa, Middle East and Eastern Europe) regions all reported solid sales gains.

Profit from operations of $119 million was up 34 percent from the prior year, reflecting higher volumes, manufacturing efficiencies and overhead reductions. Profit growth was restrained by costs related to a planned facility closure and an unfavorable shift in mix toward larger pack sizes. For the six months, net sales increased 15 percent to $1 billion, and profit from operations of $210 million was up 29 percent from last year.
•	Oral Care net sales for the quarter climbed 17 percent to $420 million. Oral-B continued to drive category growth worldwide, reflecting the success of new products introduced over the past year in the key segments of manual and premium rechargeable toothbrushes and power toothbrush refills. During the quarter, Oral-B strengthened its number one position in the global brushing market, as consumers continued to trade-up to the CrossAction Vitalizer and Advantage Artica manual toothbrushes and to the ProfessionalCare 8000 and Sonic Complete premium rechargeable brushes. The quarter’s net sales advance also reflected the impact of unmatched sales from the second-quarter 2004 acquisitions of Rembrandt teeth-whitening products and Zooth character-based children’s brushes. Profit from operations of $87 million was 28 percent above the prior year, due to strong sales growth from new products and improved product mix, offset by currency-related increases in European-based manufacturing costs and increased advertising support. For the six months, net sales grew 24 percent to $833 million, and profit from operations rose 38 percent to $170 million, compared with the previous year.
•	Braun net sales for the quarter climbed 16 percent to $341 million, fueled by solid growth in all regions from a very active new products program in hair removal and the notable success of new household appliances. In male shavers, Braun’s Activator premium shaver and the new youth-oriented cruZer3 shaver drove share gains in all key markets. In Japan, for example, Braun unit share in May was the highest on record, while its value share of 33 percent in the latest reading was the best in more than two years. The strong second-quarter growth in Braun household appliance sales was led by the Tassimo on-demand coffee maker, which is now sold in France, Switzerland and the U.K. and will launch in the U.S. and other markets later this year.

Profit from operations of $26 million was 8 percent above last year. Strong sales growth was tempered by currency-related increases in European-based manufacturing costs, higher marketing investment and unfavorable product mix related to the double-digit percentage growth in lower margin household appliances. For the six months, net sales rose 17 percent to $647 million. Profit from operations was $31 million, versus $45 million for the previous year, primarily due to currency-related increases in European-based manufacturing costs, higher marketing investment and increased costs associated with manufacturing realignment.
•	Personal Care net sales for the quarter rose 9 percent to $256 million. Profit from operations of $30 million was 25 percent above the year before, reflecting improved product mix related to new products and ongoing trade-up from shaving foams to gels. During the second quarter, Gillette achieved a 29 percent share of the U.S. shave preparations market, its highest level in more than six years, due largely to the success of the new premium Mach3 shave gel. Five-year Gillette market share records in shave preparations also were set in the U.K. and Germany in the latest period. A key growth driver in the quarter was TAG body spray, which achieved a 16.6 percent value share and secured the number two position in the U.S. body spray market. For the six months, net sales of $512 million increased 15 percent, and profit from operations was up 57 percent to $58 million, compared with the same period in 2004.
     Capital expenditures, at $309 million for the six months, were up from $228 million a year ago. The Company’s strong operating performance led to $375 million in free cash flow* in the first six months of 2005, compared with $723 million in the prior year, when greater working capital reduction opportunities existed.
# # #
*	Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
This release contains “forward-looking statements” about the Company’s future performance. There are, however, a number of factors that can affect the Company’s future prospects and progress. These include, among other things, the acceptance of new products, economic conditions and the competitive market environment, all of which contain elements of uncertainty. Please refer to the Cautionary Statements contained in the Company’s 10-K and 10-Q filings for a more detailed explanation of the inherent limitations in such forward-looking statements.

The unaudited consolidated income statement data follow.
(Millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

Net Sales	$2,770	$2,443	$5,380	$4,678

Profit from Operations	$721	$610	$1,361	$1,166

Income before Income Taxes	$693	$601	$1,318	$1,131
Income Taxes	$195	$175	$372	$329

Net Income	$498	$426	$946	$802

Net Income per
Common Share:
Basic	$0.50	$0.43	$0.95	$0.80
Assuming Full Dilution	$0.49	$0.42	$0.94	$0.79

Average Number of Common Shares
Outstanding:
Basic	997	1,003	995	1,004
Assuming Full Dilution	1,012	1,012	1,009	1,012
The data reported above for the three and six months ended June 30, 2005 and 2004, are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.
# # #

The unaudited consolidated balance sheet data follow.
(Millions)

	June 30,	December 31,	June 30,
	2005	2004	2004

Cash and Cash Equivalents	$471	$219	$208
Short-Term Investments	325	847	436
Net Trade Accounts Receivable	939	835	884
Inventories	1,484	1,291	1,407
Other Current Assets	1,252	876	850
Net Property, Plant and Equipment	3,578	3,747	3,524
Other Assets, Including Goodwill and Intangibles	2,728	2,916	2,743

Total Assets	$10,777	$10,731	$10,052

Total Debt	$2,758	$3,386	$3,112
Other Current Liabilities	2,930	2,959	2,789
Other Noncurrent Liabilities	1,497	1,550	1,694
Stockholders’ Equity, before	11,275	10,519	9,478
Treasury Stock
Treasury Stock	(7,683)	(7,683)	(7,021)

Stockholders’ Equity	3,592	2,836	2,457

Total Liabilities and Stockholders’ Equity	$10,777	$10,731	$10,052

The data reported above for June 30, 2005 and 2004 are based on unaudited balance sheets, and includes all adjustments that the Company considers necessary for a fair presentation of financial position for these periods.
# # #

Free cash flow, defined as net cash provided by operating activities net of additions to and disposals of property, plant and equipment, is analyzed by the Company as a measure of its liquidity, as well as its ability to fund future growth and to provide a return to shareholders. Free cash flow is not a measure of the residual cash flow that is available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. A reconciliation of free cash flow to the increase in cash and cash equivalents in accordance with Generally Accepted Accounting Principles (GAAP) follows.

	Three Months		Six Months Ended
	Ended June 30		June 30
	2005	2004	2005	2004

Free Cash Flow	$112	$291	$375	$723
Additions to property, plant and equipment	181	137	309	228
Disposals of property, plant and equipment	(27)	(23)	(37)	(30)
Net Cash Provided by Operating Activities	$266	$405	$647	$921

Net Cash Provided by (Used in) Investing Activities	$581	$(255)	$250	$(310)

Net Cash Used in Financing Activities*	$(603)	$(175)	$(644)	$(643)

Effect of Exchange Rate Changes on Cash	1	(2)	(1)	(3)

Increase (Decrease) in Cash and Cash Equivalents (GAAP basis)	$245	$(27)	$252	$(35)

* No shares were repurchased for the three and six month periods ended June 30, 2005. Share repurchases of $167 million and $355 million were included in the three and six month periods ended June 30, 2004, respectively.
The data reported above are based on unaudited statements of cash flows, and include all adjustments that the Company considers necessary for a fair presentation of results for these periods.